Exhibit 5

WALLER LANSDEN DORTCH & DAVIS, LLP

Nashville City Center

511 Union Street, Suite 2700

Nashville, Tennessee 37219-8966
1901 SIXTH AVENUE NORTH, SUITE 1400
(615) 244-6380
BIRMINGHAM, ALABAMA 35203-2623
Fax: (615) 244-6804
(205) 214-6380
www.wallerlaw.com

February 29, 2012

Capstone Turbine Corporation

21211 Nordhoff Street

Chatsworth, CA 91311

Re: Registration Statement on Form S-3 (No. 333-156459)

Ladies and Gentlemen:

We have acted as counsel to Capstone Turbine Corporation, a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of up to 22,550,000 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), and warrants to purchase up to 22,550,000 shares of Common Stock (the “Warrants”) included in a registered direct offering pursuant to which the Company will issue a total of 22,550,000 shares of Common Stock and Warrants to purchase a total of 22,550,000 shares of Common Stock to certain investors. The Securities have been registered pursuant to a Registration Statement on Form S-3 (Registration Number 333-156459) and a Registration Statement on Form S-3 (Registration Number 333-179781) (collectively, the “Registration Statements”) under the Securities Act of 1933, as amended (the “Securities Act”), and a related prospectus, dated as of February 4, 2009 (the “Prospectus”), and a prospectus supplement, dated as of February 29, 2012 (the “Prospectus Supplement”). The Securities are to be issued pursuant to Subscription Agreements, dated as of February 29, 2012 (the “Subscription Agreements”).  The Subscription Agreements also contain an option by the Company to require the investor in the initial offering to purchase up to an aggregate of 19,000,000 shares of Common Stock (the “Additional Shares, ” and together with the Shares and the Warrants, the “Securities”) during certain periods after the date hereof.  Any issuance of Additional Shares would be pursuant to the Registration Statements, the Prospectus and the Subscription Agreement.

In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that the Securities, when issued and delivered in the manner and on the terms described in the Subscription Agreements, will, in the case of the Shares and the Additional Shares, be validly issued, fully paid and non-assessable and, in the case of the Warrants, be valid, binding and enforceable agreements of the Company. The shares of Common Stock to be issued upon exercise of the Warrants have been duly authorized and, when issued and paid for pursuant to the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statements. We also consent to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statements under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Waller Lansden Dortch & Davis, LLP